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                                                                   EXHIBIT 10.20


                                October 17, 2000


Anthony S. Cleberg
1505 Harrison Boulevard
Boise, ID  83702

Dear Tony:

         The purpose of this letter is to give the general guidelines of an offer to join Champion Enterprises and the major terms of employment.

1. The position is Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., based in Auburn Hills, MI. You will report to me.

2. The base salary is $350,000 annually, paid monthly. You will receive a salary review in February 2002.

3. You will receive the following one-time cash incentive during the first year.

                  A) You will receive $50,000 cash, 60 days after your first day of employment.

                  B) You will receive $100,000 cash 12 months after your first day of employment.

         Both of these incentives will be paid only if you are an active employee.

4. The 2001 annual incentive program is yet to be determined, but will have a range of up to 150% of base salary.

5. The equity program will be formalized in a separate non-qualified stock option agreement to cover a total of 600,000 shares of Champion Enterprises stock vesting over the next five years. The general terms of the equity program will be as follows:

         a) 50,000 shares at 40% of market price on date of grant to be purchased within 75 days of employment. These shares will vest at a rate of 25% each six months. If you leave the company during the two year period you will lose the prorated gain amount remaining. You will have tax consequences of the difference between purchase and market price. Once you exercise this portion, you will be eligible for the following:



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         b)       50,000 shares at 40% of market price on date of grant to be purchased either during the first 75 days of employment or after 12 months up to two years of date of grant. These have the same terms as in Section 4 (a).

         c) 500,000 shares at market price on date of grant to be vested and exercisable over five years at 100,000 shares vested on each anniversary for the five years:

                  As part of this option agreement, there will be a change of control provision that immediately vests the outstanding, unvested options, as well as confidentiality and non-compete provisions.

6. You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date with the letters you provided, we have covered all "preconditions" issues. In case of your death, Champion's obligation under this agreement will terminate but any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. We have a deferred income program for base compensation and annual bonuses. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

7. In order to expedite and assist your family's move before April 2001 from Idaho to Michigan, we will:

         - Employ a relocation management firm to market and sell your Idaho home. If required, they will purchase your home if not sold in 90 days. In either case, normal, real estate fees for selling your Idaho home will be paid.

         - Pay for normal closing costs for purchasing your home in Michigan

         - Pay for physical moving of all household goods from Idaho to Michigan.

         - Pay for temporary housing and transportation expenses during the commuting period.

8. You will be an "at will" employee which means your employment may be terminated at any time, by you or Champion, for any reason, with or without cause and without any further obligation.



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9.       You will be given a "change of control" agreement granting you 24 months of base and incentives in the event of a change of control.

         If the terms are acceptable, please sign below and return one copy to me. Tony, I look forward to you joining the Champion team.


                                      Very truly yours,




                                      Walter R. Young



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         Anthony S. Cleberg